Exhibit 10(a)



                                           September 29, 1997




Mr. James T. Wilson
6302 Windcrest Drive #1016
Plano, TX   75024


Dear Jim:


Gibson Greetings, Inc. and I are very pleased that you have agreed to serve as Executive Vice President - Finance & Operations and Chief Financial Officer of Gibson Greetings, Inc. ("the Company"). As Executive Vice President - Finance & Operations and Chief Financial Officer, you will report directly to me. The following terms and conditions will govern your service to the Company.

   1. You will serve the Company on a full-time basis as a senior executive employee, and the Company will employ you as such, commencing September 29, 1997. This Agreement will extend indefinitely until terminated by the Company, or by you upon thirty days' advance written notice to the Company. In the event the terms of this Agreement are materially breached by the Company or that this Agreement and your employment are terminated by the Company other than for cause, you will be entitled to receive a lump sum from the Company in lieu of all other monies or benefits provided under this Agreement (except that compensation and benefits which at the time of termination have accrued or vested under any applicable plan or policy of the Company, or are intended to survive your employment, shall continue to the extent so provided by the plan, policy or applicable law including, but not limited to, retirement benefits [which include the Retirement Income Plan, SERP, and the Company's ERISA Makeup Plan], stock options, medical insurance COBRA benefits, Voluntary Deferred Compensation Plan, 401(k) Plan and accrued vacation pay), and in lieu of severance pay pursuant to Company policy. This lump sum shall equal twice your annual salary at the time of breach or termination. This Lump sum shall be reduced by one twenty-fourth of such sum for each month of employment you have completed under this agreement, provided, however, that the lump sum payment shall not be reduced by more than one half.

   2. Your annual salary will be $250,000, which amount will be reviewed every fifteen months and which may be adjusted from time to time by the Company in accordance with the Company's salary administration program.


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Mr. James T. Wilson
September 29, 1997
Page 2


   3. A signing bonus in the amount of $50,000 will be paid to you soon after you begin employment, with an additional bonus of $50,000 payable upon closing on a home in the Cincinnati, Ohio area.

   4. Every three years, you will be provided a new automobile of such class as may be set forth in the Company's then current automobile program, which automobile will be owned or leased by the Company.

   5. You will participate in the Company's Management Bonus Plan and, as such, you will be eligible for an annual bonus for 1997 and for each calendar year during the term of this Agreement up to a maximum of 112.5% of your base salary, subject to the terms and conditions of the Management Bonus Plan in effect for each such year.

   6. As additional consideration for this Agreement, and contingent upon approval by the Compensation Committee, you will be granted a stock option for 125,000 shares of the common stock of the Company at the closing market price of the stock on the official grant date. One third of such options shall become vested on each of the first three anniversaries of the grant. Such vesting shall be conditioned upon your continuing to be employed by the Company on each such date. Such grant shall be in accordance with the provisions of the Company's standard "Stock Option Agreement for Officers Subject to Section 16," a copy of which is attached hereto. The stock options granted under this paragraph are in addition to any that may be granted to you in the Company's discretion during the term or your employment under any existing or future plan(s).

   7. The Company will reimburse you in accordance with the terms of the Company's Executive Relocation and Moving Expense policy for your reasonable expenses of moving from Plano, Texas to Cincinnati, Ohio, including, but not limited to: household moving costs; you and your family's travel expenses for house-hunting trips as approved in advance by the Company; and closing costs related to your purchase of a home in the Cincinnati area.

   8. You will be covered by the Company's special benefit programs for executives which include: executive physical examinations, life insurance, tax preparation and estate planning assistance. The amount of your life insurance shall be three (3) times your annual salary, not to exceed $600,000.

   9. Upon approval of the Compensation Committee, you will be named a participant in the Company's ERISA Makeup Plan and its Supplemental Executive Retirement Plan (SERP).

   10.You will be eligible for participation in all other benefit plans available to the employees of the Company, in accordance with the terms of those plans, including participation in the Voluntary Deferred Compensation Plan, the 401(k) Plan, the Retirement Income Plan and health insurance.

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Mr. James T. Wilson
September 29, 1997
Page 3


   11.You will be eligible for four weeks of paid vacation during each year this Agreement remains in effect.

   12.Your employment  and this  agreement shall  terminate automatically upon your disability, other than temporary disability for a period of less than six consecutive months or partial disability not materially affecting your ability to work or which can not be reasonably accommodated by the Company, or death. All other benefits due you following termination of your employment and this agreement for disability or death shall be determined in accordance with the plans, policies and practices of the Company.

   13.In the event you voluntarily  terminate your employment during the  term of this Agreement (except in direct response to a material breach of this Agreement by the Company) or if the Company terminates this Agreement and your employment for cause, your right to all compensation (other than accrued but unpaid) hereunder shall cease as of the date of termination (except that compensation and benefits which at the time of termination have accrued or vested under any applicable plan or policy of the Company, or are intended to survive your employment, shall continue to the extent so provided by the plan, policy or applicable law including, but not limited to, retirement benefits [which include the Retirement Income Plan, SERP, and the Company's ERISA Makeup Plan], stock options, medical insurance COBRA benefits, Voluntary Deferred Compensation Plan, 401(k) Plan and accrued vacation pay). As used in this Agreement, "cause" shall mean fraud, gross negligence, or willful misconduct in the performance of your duties or a willful and material breach of this Agreement. Except for the provisions of Paragraphs 14, 15 and 16, and, except for the provisions for termination pay contained in Paragraph 1 in the event of a voluntary termination by you in direct response to a material breach of the Agreement by the Company, voluntary termination of employment by you shall terminate this Agreement.




















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Mr. James T. Wilson
September 29, 1997
Page 4


   14.Also in the  event you voluntarily  terminate your employment  hereunder
      (except in direct response to a material breach of this Agreement by the Company) or retire, or if the Company terminates this Agreement and your employment for cause, you agree that for a period of one year after such termination, you will not compete, directly or indirectly, with the Company or with any division, subsidiary or affiliate of the Company or participate as a director, officer, employee, consultant, advisor, partner or joint venturer in any business engaged in the development, advertising, promotion, manufacture and/or sale at wholesale of greeting cards, gift wrap or other products the same as or competitive to those produced or sold by the Company, or by any division, subsidiary or affiliate of the Company, without the Company's prior written consent. If the Company chooses to terminate this Agreement and you continue to be employed by the Company as an employee, agent, consultant or otherwise, you agree that this paragraph shall continue to bind you for a period of one (1) year after your separation from the Company as an employee, agent, consultant or otherwise.

   15.In the event that your employment with the Company is terminated for any reason, by you or the Company, you agree that, for a period of one year following such termination of employment, you shall not in any way solicit or recruit any employee of the Company, its affiliates or subsidiaries, for any employment, consulting or other arrangement for your benefit or that of any third party.

   16.In  connection  with  this  Agreement,  you  may  receive   confidential
      information of the Company. You agree, both during the term of this Agreement and after termination, not to disclose to others, assist others in the application of, or use for your own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of others by legal and equitable means. You further agree that, upon termination of employment with the Company, all documents, records, notebooks, and similar writings, including copies thereof, then in your possession, whether prepared by you or by others, will be left with or returned promptly to the Company. For purposes of this paragraph, "confidential information" means information concerning Company's finances, plans, sales, products, processes and services, or those of Company's subsidiaries, divisions or affiliates, which is disclosed to you or known by you as a consequence of or through your employment with the Company, and which is not generally known in the industry in which the Company or its subsidiaries, divisions or affiliates are or may become engaged. You agree that this paragraph will continue to bind you notwithstanding the termination of this Agreement or your employment for any reason whatsoever. If the Company chooses to terminate this Agreement and you continue to be employed by the Company as an employee, agent, consultant or otherwise, you agree that this paragraph will continue to bind you after your separation from the Company as an employee, agent or consultant.



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Mr. James T. Wilson
September 29, 1997
Page 5


   17.To the extent that the terms of this agreement are inconsistent with the terms of any Company policy or benefit plan, the terms of this agreement shall govern and be in place of, not in addition to, the terms of such policy or benefit plan.

   18.This Agreement will inure to the benefit of and be binding upon you  and your legal representatives as well as the Company, its successors and assigns including, without limitation, any person, partnership, corporation or other entity which may acquire all, or substantially all, of the Company's assets and business.

   19.If any provision of this Agreement is later judicially determined to be void, that provision may be stricken and the remaining portions of this Agreement enforced as if the provision so stricken had never been included herein.

To indicate your acceptance of and willingness to be bound by this Agreement, please sign and return one duplicate original of this letter.



                                           Sincerely,


                                           GIBSON GREETINGS, INC.


                                           /s/ Frank J. O'Connell


                                           Frank J. O'Connell
                                           Chairman of the Board,
                                           Chief Executive Officer
                                           and President



FJO/JET/dk


ACCEPTED AND AGREED TO:


/s/ James T. Wilson


James T. Wilson


Date:   September 29, 1997


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